As filed with the Securities and Exchange Commission on June 27, 2001.

                                                      Registration No. 333-25945


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549



                            -------------------------
                           POST-EFFECTIVE AMENDMENT TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------


                               FOSTER WHEELER LTD.
               --------------------------------------------------
               (Exact name of issuer as specified in its charter)


                Bermuda                                           N/A
           -----------------                             ---------------------
      (State or other jurisdiction                          (I.R.S. Employer
   of incorporation or organization)                     Identification Number)


         Perryville Corporate Park
            Clinton, New Jersey                                 08809-4000
     ---------------------------------                     -------------------
  (Address of principal executive offices)                      (Zip Code)



                FOSTER WHEELER INC. DIRECTORS' STOCK OPTION PLAN
                           --------------------------
                            (Full title of the Plan)


                             Thomas R. O'Brien, Esq.
                    General Counsel and Senior Vice President
                            Perryville Corporate Park
                         Clinton, New Jersey 08809-4000
                     ---------------------------------------
                     (Name and Address of Agent for Service)


                                 (908) 730-4020
              -----------------------------------------------------
                     (Telephone number of Agent for Service)

     This document consists of 8 sequentially numbered pages. The Exhibit Index is contained on page 6.

                                EXPLANATORY NOTE

This Registration Statement on Form S-8 (the "Registration Statement") is filed by Foster Wheeler Ltd. in order to take into account the effect of assumption of the Foster Wheeler Corporation Directors' Stock Option Plan, renamed the Foster Wheeler Inc. Directors' Stock Option Plan (the "Plan") by Foster Wheeler Inc., formerly known as Foster Wheeler US Holdings, Inc., a wholly owned, indirect subsidiary of Foster Wheeler Ltd., in connection with the transactions effected by the Agreement and Plan of Merger, dated as of May 25, 2001, by and among Foster Wheeler Corporation, a New York corporation, Foster Wheeler Ltd., a Bermuda company and Foster Wheeler LLC, a Delaware limited liability company.

Item 3.  Incorporation by reference

     The registrant hereby incorporates the following documents by reference:

          (a) Annual Report on Form 10-K/A for the year ended December 29, 2000, filed on May 11, 2001 (File No. 1-286-2);

          (b) Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2001, filed on May 14, 2001 (File No. 1-286-2);

          (c) The description of the registrant's Preferred Stock Purchase Rights and the registrant's specimen stock certificate contained in the registrant's Current Report on Form 8-K, filed on May 25, 2001 (File No. 1-286-2);

          (d) The registrant's Registration Statement on Form S-4, filed on March 9, 2001 (Reg. No. 333-52468);

          (e) The registrant's Current Report on Form 8-K, filed on May 30, 2001 (File No. 1-286-2).

     All reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of named experts and counsel.

     Certain legal matters in connection with the Foster Wheeler Ltd. common shares have been passed upon for the registrant by its Bermuda counsel, Conyers Dill & Pearman.

Item 6.  Indemnification of Directors and Officers

     Pursuant to the provisions of the Companies Act 1981 of Bermuda, the Company has adopted provisions in its Bye-Laws which require that the Directors, Secretary and other Officers (such term to include, for the purposes of Bye-laws 27 and 28, any Person appointed to any committee of the Board) for the time being acting in relation to any of the affairs of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all liabilities, losses, actions damages or expenses (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other Persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter that would render it void by the operation of any applicable law in respect of any fraud, dishonesty or wilful misconduct which may attach to any of said Persons. The indemnity in this Bye-law 27 shall extend to any Person acting as a Director, Secretary or other Officer in the reasonable belief that they have been appointed or elected, notwithstanding any defect in such appointment or election.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits.

         Listed in the attached Index.

Item 9.  Undertakings.

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Securities Act"), each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 6 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant, Foster Wheeler Ltd., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Clinton, State of New Jersey on the 27th day of June 2001.

                                      FOSTER WHEELER LTD.
                                                    (Registrant)

                                      By: /s/ Lisa Fries Gardner
                                         --------------------------------
                                         Lisa Fries Gardner
                                         Vice President and Secretary


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each officer and director of Foster Wheeler Ltd. whose signature follows constitutes and appoints Lisa Fries Gardner, as such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises to all intents and purposes and as fully as such person might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or a substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date or dates indicated.



    Signature                                                  Date


/s/ Richard J. Swift
--------------------------------                            June 26, 2001
Richard J. Swift
Chairman of the Board of Directors, President and
Chief Executive Officer


/s/ Gilles A. Renaud
--------------------------------                            June 26, 2001
Gilles A. Renaud
Senior Vice President and Chief Financial Officer


/s/ Robin A. Kornmeyer
--------------------------------                            June 26, 2001
Robin A. Kornmeyer
Controller


/s/ Eugene D. Atkinson
--------------------------------                            June 26, 2001
Eugene D. Atkinson
Director


/s/ Louis E. Azzato
--------------------------------                            June 26, 2001
Louis E. Azzato
Director


/s/ John P. Clancey
--------------------------------                            June 26, 2001
John P. Clancey
Director


/s/ David J. Farris
--------------------------------                            June 26, 2001
David J. Farris
Director


/s/ E. James Ferland
--------------------------------                            June 26, 2001
E. James Ferland
Director


/s/ Martha Clark Goss
--------------------------------                            June 26, 2001
Martha Clark Goss
Director


/s/ Constance J. Horner
--------------------------------                            June 26, 2001
Constance J. Horner
Director


/s/ Joseph J. Melone
--------------------------------                            June 26, 2001
Joseph J. Melone
Director


/s/ James E. Schessler
--------------------------------                            June 26, 2001
James E. Schessler
Senior Vice President and Director


/s/ John E. Stuart
--------------------------------                            June 26, 2001
John E. Stuart
Director

EXHIBIT INDEX

4.1 Specimen Stock Certificate (incorporated by reference from Exhibit 4.1 to the Company's Current Report on Form 8-K, filed on May 25, 2001 (File no. 1-286-2).

5.1 Opinion of Conyers Dill & Pearman as to the legality of the securities offered

23.1  Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

23.2  Consent of Independent Accountants.

24.1  Power of Attorney (included in this Registration Statement).

99.1  Foster Wheeler Inc. Directors' Stock Option Plan